                                                                 Exhibit 10.37

                                                                EXECUTION COPY
                                                                --------------




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                                  USFAR INC.



                            ----------------------


              AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

                            ----------------------



                         Dated as of October 27, 1994





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


                               TABLE OF CONTENTS
                               -----------------

                                                                         Page
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
ARTICLE I  DEFINITIONS................................................      1
     1.1    Defined Terms.............................................      1
     1.2    Other Definitional Provisions.............................      5

ARTICLE II  PURCHASE AND SALE OF RECEIVABLES..........................      6
     2.1     Purchase and Sale of Receivables.........................      6
     2.2     Purchase Price...........................................      7
     2.3     Payment of Purchase Price................................      7
     2.4     No Repurchase............................................     10
     2.5     Rebates, Adjustments, Returns and Reductions;
             Modifications............................................     10
     2.6     Limited Repurchase Obligation............................     10
     2.7     Purchase of Originators' Interest in Receivables.........     11
     2.8     Obligations Unaffected...................................     12
     2.9     Certain Charges..........................................     12
     2.10    Certain Allocations......................................     12

ARTICLE III  CONDITIONS TO PURCHASE AND SALE..........................     12
     3.1    Conditions Precedent to the Company's Initial
            Purchase of Receivables...................................     12
     3.2    Conditions Precedent to All the Company's
            Purchases of Receivables..................................     14
     3.3    Conditions Precedent to Originators' Obligations..........     15
     3.4    Conditions Precedent to the Addition of an
            Originator or a White Swan Division.......................     15

ARTICLE IV  REPRESENTATIONS AND WARRANTIES............................     17
     4.1    Representations and Warranties of the Originators
            Relating to the Originators...............................     17
     4.2    Representations and Warranties of the Originators
            Relating to the Agreement and the Receivables.............     22

ARTICLE V  AFFIRMATIVE COVENANTS......................................     23
     5.1    Certificates; Other Information...........................     24
     5.2    Compliance with Laws, etc.................................     24
     5.3    Preservation of Corporate Existence.......................     24
     5.4    Visitation Rights.........................................     25
     5.5    Keeping of Records and Books of Account...................     25
     5.6    Location of Records.......................................     25
     5.7    Computer Files............................................     25
     5.8    Policies..................................................     26
     5.9    Collections...............................................     26
     5.10   Lockbox Agreements; Lockbox Accounts......................     26
     5.11   Furnishing Copies, etc....................................     26

     5.12   Obligations with Respect to Obligors and
            Receivables...............................................     27
     5.13   Responsibilities of the Originators.......................     27
     5.14   Further Action............................................     27

ARTICLE VI  NEGATIVE COVENANTS........................................     30
     6.1    Liens.....................................................     30
     6.2    Extension or Amendment of Receivables.....................     30
     6.3    Chance in Payment Instructions to Obligors................     30
     6.4    Change in Name............................................     30
     6.5    Modification of Ledger....................................     31
     6.6    Accounting of Purchases...................................     31
     6.7    Chattel Paper.............................................     31
     6.8    Ineligible Receivables....................................     31

ARTICLE VII  PURCHASE TERMINATION EVENTS..............................     31

ARTICLE VIII  THE SUBORDINATED NOTE; PARENT NOTE......................     33
     8.1    Subordinated Note.........................................     33
     8.2    Restrictions on Transfer of Subordinated Note.............     34
     8.3    Parent Note...............................................     34
     8.4    Restrictions on Transfer of Parent Note...................     35

ARTICLE IX  MISCELLANEOUS.............................................     35
     9.1    Further Assurances........................................     35
     9.2    Payments..................................................     35
     9.3    Costs and Expenses........................................     35
     9.4    Successors and Assigns....................................     37
     9.5    GOVERNING LAW.............................................     37
     9.6    No Waiver; Cumulative Remedies............................     37
     9.7    Amendments and Waivers....................................     37
     9.8    Severability..............................................     37
     9.9    Notices...................................................     38
     9.10   Counterparts..............................................     38
     9.11   Construction of Agreement as Security Agreement...........     38
     9.12   WAIVERS OF JURY TRIAL.....................................     39
     9.13   Submission To Jurisdiction; Waivers.......................     39
     9.14   Addition of Originators or White Swan Divisions...........     40
     9.15   Optional Termination of Originator or White Swan
            Division..................................................     40
     9.16   No Bankruptcy Petition....................................     41
     9.17   Termination...............................................     42
     9.18   Confidentiality...........................................     42


SCHEDULES

     1      Locations of Chief Executive Offices; Locations of
              Books and Records

     2      Lockboxes
     3      Discounted Percentage
     4      Tax Matters
     5      List of Tradenames, etc.


EXHIBITS

     A      Form of Subordinated Note
     B      Form of Parent Note
     C      Form of Additional Originator Supplement
     D      Form of Local Counsel Opinion

          AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT, dated as of October 27, 1994, among Biggers Brothers, Inc.; White Swan, Inc.; Roanoke Restaurant Service, Inc.; F.M. Bevevino & Company, Inc.; King's Foodservice, Inc.; and each of the other subsidiaries of US Foodservice Inc. from time to time parties hereto (each, an "Originator"), US Foodservice Inc., a Delaware corporation, as Master Servicer (in such capacity, the "Master Servicer"), and USFAR Inc., a Delaware corporation (the "Company").


                             W I T N E S S E T H :
                             - - - - - - - - - -


          WHEREAS, certain of the parties hereto entered into a Receivables Purchase Agreement, dated as of September 23, 1993 (the "Existing RPA");

          WHEREAS, in the ordinary course of business, each Originator generates accounts receivable;

          WHEREAS, pursuant to the Existing RPA, each Originator party thereto sells to the Company, and the Company purchases from such Originator, all of such Originator's right, title and interest in, to and under the Receivables (as defined in the Amended and Restated Pooling and Servicing Agreement dated as of October 27, 1994 among the Company, the Master Servicer and Chemical Bank, as Trustee) now existing or hereafter created and in the rights of such Originator in, to and under all Related Property related thereto;

          WHEREAS, the parties hereto wish to amend and restate the Existing
RPA;

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree that the Existing RPA shall be and hereby is amended and restated in its entirety as follows:


                                   ARTICLE I

                                  DEFINITIONS

          1.1 Defined Terms. Capitalized terms used in this Agreement shall, unless defined below, have the respective meanings assigned to such terms in the Pooling and Servicing Agreement:

          "Addition Date":  as defined in subsection 3.4.

          "Additional Originator":  as defined in subsection 9.14.

          "Additional White Swan Division":  as defined in subsection 9.14.

          "Additional Originator Supplement": an instrument substantially in the form of Exhibit C by which a subsidiary of US Foodservice, Inc. becomes an Originator party hereto (or by which a division of White Swan is added as a White Swan Division hereunder).

          "Adjustment":  as defined in subsection 2.5.

          "Ease Rate":   as defined in the Credit Agreement.

          "Code": the Internal Revenue Code of 1986, as amended from time to time.

          "Collateral Agent": The Chase Manhattan Bank, N.A., as collateral agent for the benefit of the Secured Creditors specified in the Security Agreement dated as of September 23, 1993 and substantially in the form of Exhibit G to the Credit Agreement, as such Security Agreement may be modified from time to time.

          "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Master Servicer within the meaning of
Section 4001 of ERISA or is part of a group which includes the Master Servicer and which is treated as a single employer under Section 414 of the Code.

          "Discounted Percentage":  as defined in Schedule 3.

          "Documents":  as defined in subsection 5.14(d)(3).

          "Early Termination":  as defined in Article VII.

          "Effective Date": (i) with respect to each Initial Originator, all Receivables originated by such party, all Related Property with respect to such Receivables and all Lockbox Accounts to which payments on such Receivables are made, September 23, 1993, and (ii) with respect to each New Originator, all Receivables originated by such party, all Related Property with respect to such Receivables and all Lockbox Accounts to which payments on such Receivables are made, the date on which such party shall become a party hereto.

          "Existing RPA":  as defined in the recitals hereto.

          "Initial Originators": collective reference to each Originator which was a party to the Existing RPA.

          "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

          "Insolvent":  pertaining to a condition of Insolvency.

          "Material Adverse Effect": a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Master Servicer and its subsidiaries taken as a whole, or (b) the validity or enforceability of (i) this Agreement or any Sale Document or (ii) the rights or remedies of the Company hereunder or thereunder.

          "Multiemployer Plan": a multiemployer plan as defined in Section 4001(a)(3) of ERISA and covered by Title IV thereof, and to which the Master Servicer or any Commonly Controlled Entity contributes or was obligated to contribute in the immediately preceding five years.

          "New Originators": collective reference to each Originator which was not a party to the Existing RPA but which has been added as an Originator hereunder on its related Effective Date.

          "Originator Adjustment Payment":  as defined in subsection 2.5.

          "Originator Daily Report":  as defined in subsection 5.1(c).

          "Originator Repurchase Payment":  as defined in subsection 2.6.

          "Parent Note":  as defined in subsection 8.3.

          "Payment Date":  as defined in subsection 2.3(a).

          "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

          "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Master Servicer or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

          "Pooling and Servicing Agreement": the Amended and Restated Pooling and Servicing Agreement, dated as of October 27, 1994, among the Company, as seller, the Master Servicer, the

Servicers and the Trustee, as amended, supplemented or otherwise modified from time to time.

          "Potential Purchase Termination Event": any condition or act specified in Article VII that, with the giving of notice or the lapse of time or both, would become a Purchase Termination Event.

          "Purchase Price":  as defined in subsection 2.2.

          "Purchase Termination Event":  as defined in Article VII.

          "Purchased Receivable": any Receivable sold to the Company by any Originator pursuant to, and in accordance with the terms of, this Agreement and not resold to such Originator pursuant to subsection 2.1(b), 2.6 or 2.7.

          "Related Property": all property referred to in subsection 2.1(a)(ii)-(iv) of the Pooling and Servicing Agreement.

          "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

          "Reportable Event": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsection .13, .14, .16, .18, .19 or .20 of PBGC Reg. (S) 2615.

          "Sale Documents": collective reference to each of this Agreement and the Subordinated Note.

          "Significant Originator": at any time of determination, an Originator in respect of which the aggregate outstanding Face Amount of Purchased Receivables sold by such Originator to the Company exceeds 10% of the aggregate Face Amount of all outstanding Purchased Receivables sold by all Originators to the Company.

          "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

          "Solvent": when used with respect to any Person, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim", and
(ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

          "Subordinated Note":  as defined in subsection 8.1.

          1.2 Other Definitional Provisions. (a) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

          (b) As used herein and in any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Originators and the Company, unless otherwise defined herein, shall have the respective meanings given to them under generally accepted accounting principles.

          (c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.


                                   ARTICLE II

                        PURCHASE AND SALE OF RECEIVABLES

          2.1 Purchase and Sale of Receivables. (a) Subject to the terms and conditions of this Agreement, each of the Originators hereby sells, assigns, transfers and conveys to the Company, on the Effective Date with respect to such Originator and from time to time thereafter, all its respective right, title and interest, in, to and under (i) all Receivables now existing and hereafter arising from time to time, as provided in paragraph (b) below, and all payment and enforcement rights (but none of the obligations) with respect to Receivables and (ii) all Related Property in respect of such Receivables.

          (b) On the Effective Date with respect to each Originator and on the date of creation of each newly created Receivable, all of the applicable Originator's right, title and interest in and to (i) in the case of the Effective Date, all existing Receivables and Related Property in respect of such Receivables and (ii) in the case of each such date of creation, all such newly created Receivables and all Related Property in respect of such Receivable shall be immediately and automatically sold, assigned, transferred and conveyed to the Company pursuant to paragraph (a) above without any further action by such Originator or any other Person. If any Originator shall not have received payment from the Company of the Purchase Price for any newly created Receivable on the Payment Date therefor in accordance with the terms of subsection 2.3(c), such newly created Receivable and the Related Property with respect thereto shall, upon receipt of notice from the applicable Originator of such failure to receive payment, immediately and automatically be sold, assigned, transferred and reconveyed by the Company to such Originator without any further action by the Company or any other Person

          (c) All sales of Receivables and Related Property by any Originator hereunder shall be without recourse to, or representation or warranty of any kind (express or implied) by, any Originator, except as otherwise specifically provided herein. The foregoing sale, assignment, transfer and conveyance does not constitute and is not intended to result in the creation or assumption by the Company of any obligation of any Originator or any other Person in connection with the Receivables, the Related Property or any agreement or instrument relating thereto, including any obligation to any Obligor.

          (d) In connection with the foregoing conveyances, each Originator agrees to record and file, at its own expense, financing statements (and continuation statements with respect to such financing statements when applicable) with respect to the Receivables and Related Property now existing and hereafter acquired by the Company from the Originators meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect the purchases of the Receivables and Related Property by the Company from the Originators, and to deliver evidence of such filings to the Company on or prior to the Effective Date with respect to such Originator or within five days thereof.

          (e) In connection with the foregoing conveyances, each Originator agrees at its own expense, as agent of the Company and as a Servicer, (i) to indicate on the computer files and other physical records relating to the Receivables that all Receivables included in such list or print-out and Related Property have been sold to the Company in accordance with this Agreement and (ii) to deliver to the Company computer files, microfiche lists or typed or printed lists containing true and complete lists of all such Receivables, identified by Obligor and by the Receivables balance as of a date no later than five Business Days prior to the Effective Date with respect to such Originator.

          (f) The Originators and the Company intend the purchases described in this Section 2.1 to be sales of all of the Originators' right, title and interest in, to and under the Receivables now existing and hereafter arising from time to time and all Related Property in respect of such Receivables, providing the Company with the full benefits of ownership of the same; the Originators and the Company do not intend this transaction to be, or for any purpose characterized as, a loan from the Company to the Originators secured by such Receivables and Related Property with respect to such Receivables.

          2.2 Purchase Price. The amount payable by the Company to an Originator (the "Purchase Price") for newly created Receivables and Related Property on any Payment Date under this Agreement shall be equal to the product of (a) the aggregate outstanding Face Amount of such Receivables as set forth in the applicable Daily Report and (b) the Discounted Percentage (as defined on Schedule 3) with respect to such Originator.

          2.3 Payment of Purchase Price. (a) Upon the fulfillment of the conditions set forth in Article III, the Purchase Price for Receivables and the Related Property shall be paid or provided for in the manner provided below on each day for which a Daily Report is prepared and delivered to the Company (each such day, a "Payment Date"). Each Originator hereby appoints the Master Servicer as its agent to receive payment of the Purchase Price for Receivables sold by it to the Company and hereby authorizes the Company to make all payments due to such Originator directly to, or as directed by, the Master Servicer. The Master Servicer hereby accepts and agrees to such appointment.

          (b) The Purchase Price for Receivables and the Related Property with respect thereto purchased on the related Effective Date from each Originator shall be paid by the Company as follows:

          (i) in cash from the net proceeds of the sale of an interest in such Purchased Receivables by the Company to other Persons; and

          (ii) in cash from the proceeds of capital contributed by US Foodservice Inc. to the Company in respect of its equity interest in the Company.

          (c) The Purchase Price for Receivables and Related Property with respect thereto purchased after the Effective Date with respect to each Originator shall be paid by the Company on each Payment Date as follows:

          (i) by netting the amount of any Originator Adjustment Payments or Originator Repurchase Payments pursuant to Sections 2.5 or 2.6 against such Purchase Price;

          (ii) to the extent available for such purpose, in cash from Collections;

          (iii) to the extent available for such purpose, in cash from the net proceeds of the sale of an interest in such Purchased Receivables by the Company to other Persons;

          (iv) at the option of the Company, by means of an addition to the principal amount of the Subordinated Note in an aggregate amount equal to the remaining portion of the Purchase Price; provided, however, that the Company may pay by means of addition to the principal amount of the Subordinated Note only to the extent that, after giving effect to such payment, the sum of (A) the outstanding principal amount of each of the Subordinated Note and the Parent Note and (B) the Aggregate Invested Amount at such date does not exceed the product of (a) 98% and (b) the aggregate outstanding Face Amount of all Eligible Receivables sold to the Company hereunder; and provided further that the Company may pay by means of additions to the principal amount of the Subordinated Note only if, at the time of such payment, the fair market value of its assets, including any beneficial interests in or indebtedness of a trust and all Receivables and Related Property it owns, after giving effect for this purpose to any Adjustments with respect to the Purchased Receivables or any participation interest therein sold to the Trust under the Pooling and Servicing Agreement, is greater than the amount of its liabilities including its liabilities on the Subordinated Note, the Parent Note all interest and other fees payable under the Pooling and Servicing Agreement. Any such addition to the principal amount of the Subordinated Note shall be allocated among the Originators by the Master Servicer. The Master Servicer may evidence such payments by recording the date and amount thereof on the books and records of the Master Servicer or the Originators or on the grid attached to the subordinated Note; provided that the failure to make any such recordation or any error in such grid shall not adversely affect any Originator's rights; and

          (v) in cash.

          (d) The Master Servicer shall be responsible for allocating among the Originators the payment of the Purchase Price for Receivables and any amounts netted therefrom pursuant to subsection 2.3(c)(i). The Company shall be entitled to pay all amounts in respect of the Purchase Price of Receivables to an account of the Master Servicer for allocation by the Master Servicer to the Originators. All payments under this Agreement shall be made not later than 3:00 p.m (New York City time) on the date specified therefor in Dollars in same day funds or by check, as the Master Servicer shall elect and (i) if to any Originator, to the bank account designated in writing by the Master Servicer to the Company and (ii) if to the Master Servicer, to the bank account designated in writing by the Master Servicer to the Company.

          (e) Whenever any payment to be made under this Agreement shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day. Amounts not paid when due shall bear interest at a rate equal at all times to the Base Rate (as defined in the Credit Agreement) plus 2%, payable on demand.

          2.4 No Repurchase. Except to the extent expressly set forth herein, no Originator shall have any right or obligation under this Agreement, by implication or otherwise, to repurchase from the Company any Purchased Receivables or Related Property or to rescind or otherwise retroactively affect any purchase of any Purchased Receivables or Related Property after the Payment Date relating thereto.

          2.5  Rebates, Adjustments, Returns and Reductions; Modifications.
From time to time an Originator may make Adjustments to Receivables in accordance with subsection 6.2. The Originators, jointly and severally, agree to pay to the Company, on the Business Day following the grant of any Adjustment (regardless of which Originator shall have granted such Adjustment), the amount of any such Adjustment (an "Originator Adjustment Payment"); provided, that, prior to any Purchase Termination Event, any such payments to the Company shall be netted against the Purchase Price of newly created Receivables in accordance with subsection 2.3(c)(i). An "Adjustment" shall mean, for any period, the aggregate amount of discount expense, rebates, refunds, billing error expense, credits against Receivables and other adjustments or allowances in respect of the Receivables permitted or incurred during such period by any Originator (but only to the extent the foregoing results in a decrease of the aggregate Face Amount of the Receivables), provided an "Adjustment" does not include any Write-Off. The amount of any Adjustment shall be set forth on the first Daily Report prepared after the date of the grant thereof.

          2.6 Limited Repurchase Obligation. In the event that (i) any representation or warranty contained in subsections 4.2(b) or (c) in respect of any Receivable shall be or have been incorrect or breached at the applicable Payment Date, (ii) there is a breach of any covenant under subsection 6.1 with respect to any Receivable and such breach has a material adverse effect on the Company's interest in such Receivable or (iii) the Company's interest in any Eligible Receivable is not a first priority perfected interest at any time, then the Originators, jointly and severally, agree to repurchase such Receivable for an amount equal to the Purchase Price of such Receivable (whether the Company paid such Purchase Price in cash or otherwise) less Collections received by the Company in respect of such Receivable, regardless of which Originator shall have been responsible for such incorrectness or breach, such payment to occur on the earlier to occur of the discovery of any such event by any Originator or receipt by any Originator of written notice of any such event given by the Company (unless such breach shall have been cured on or before such discovery or receipt of such notice); provided, that, prior to any Purchase Termination Event, any such payments to the Company shall be netted against the Purchase Price of newly created Receivables in accordance with subsection 2.3(c)(i). Any payment by any Originator pursuant to this subsection is referred to as a "Originator Repurchase Payment". The obligation to reacquire any Receivable shall constitute the sole remedy respecting the event giving rise to such obligation available to the Company. Simultaneously with any Originator Repurchase Payment with respect to any Receivable, such Receivable and the Related Property with respect thereto shall immediately and automatically be sold, assigned, transferred and conveyed by the Company to the applicable Originator without any further action by the Company or any other Person.

          2.7 Purchase of Originators' Interest in Receivables. (a) In the event of any breach of any of the representations and warranties set forth in subsection 4.1(a) through (g) or (k), which breach has a material adverse effect on the interests of the Company in the Purchased Receivables, then the Company, by notice then given in writing to the Originators, may direct the Originators to purchase all Purchased Receivables and the Originators, jointly and severally, shall be obligated to make such purchase on the next Distribution Date occurring at least five Business Days after receipt of such notice on the terms and conditions set forth below; provided, however, that no such purchase shall be required to be made if, by such Distribution Date, the representations and warranties contained in subsections 4.1(a) through (g) and (k) shall be satisfied in all material respects, and any material adverse effect on the Company caused thereby has been cured.

          (b) The Originators, jointly and severally, shall, as the purchase price for the Receivables to be purchased pursuant to the immediately preceding paragraph, pay to the Company, on the Business Day preceding such Distribution Date, an amount equal to the Purchase Price of the Purchased Receivables, less Collections received by the Company in respect of such Purchased Receivables, as of such Distribution Date. Upon payment of such amount, in immediately available funds, to the Company, the Company's rights with respect to the Receivables shall terminate and such interest therein will be transferred to the Originators and the Company shall have no further rights with respect thereto. If the Company gives notice directing the Originators to purchase the Purchased Receivables as provided above, the obligation of the Originators to purchase the Purchased Receivables pursuant to this Section 2.7 shall constitute the sole remedy respecting an event of the type specified in the first sentence of this
Section 2.7 available to the Company.

          2.8 Obligations Unaffected. The obligations of the Originators to the Company under this Agreement shall not be affected by reason of any invalidity, illegality or irregularity of any Receivable or any sale of a Receivable.

          2.9 Certain Charges. Each of the Originators and the Company agrees that late charge revenue, reversals of discounts, other fees and charges and other similar items, whenever created, accrued in respect of Purchased Receivables shall be the property of the Company notwithstanding the occurrence of an Early Termination and all Collections with respect thereto shall continue to be allocated and treated as Collections in respect of Purchased Receivables.

          2.10 Certain Allocations. Following any Early Termination the Originators agree that, unless the Originators can identify a particular Collection to a specific Obligor and a specific Receivable, all cash collections and other proceeds received in respect of an Obligor not so identified with respect to both Purchased Receivables and Receivables not sold to the Company shall be applied to pay the outstanding Face Amount of all Receivables based on the age of such Receivable (as determined by the related invoice date of such Receivable), with such cash collections and proceeds being applied first to pay in full the oldest Receivables.


                                  ARTICLE III

                        CONDITIONS TO PURCHASE AND SALE

          3.1 Conditions Precedent to the Company's Initial Purchase of Receivables. The obligation of the Company to purchase the Receivables and the Related Property hereunder on the related Effective Date from any Originator is subject to the conditions precedent, which may be waived by the Company, that
(a) each of the Sale Documents shall be in full force and effect and (b) the conditions set forth below shall have been satisfied on or before the related Effective Date:

          (i) the Company shall have received copies of duly adopted resolutions of the Board of Directors of each Originator as in effect on such Effective Date and in form and substance reasonably satisfactory to the Company, authorizing this Agreement, the documents to be delivered by such Originator hereunder and the transactions contemplated hereby, certified by the Secretary or Assistant Secretary of such Originator;

          (ii) the Company shall have received duly executed certificates of the Secretary or an Assistant Secretary of each Originator, dated such Effective Date and in form and substance reasonably satisfactory to the Company, certifying the names and true signatures of the officers authorized on behalf of such Originator to sign this Agreement or any instruments or documents in connection with this Agreement;

          (iii) each Originator shall have filed and recorded or will file within five days after such Effective Date, at its own expense, UCC-1 financing statements with respect to the Receivables and the Related Property in such manner and in such jurisdictions as are necessary or desirable to perfect the Company's ownership interest therein under the UCC and delivered evidence of such filings to the Company within five days after such Effective Date; and all other action necessary or desirable, in the opinion of the Company, to perfect the Company's ownership of the Receivables shall have been duly taken;

          (iv) each Originator shall have delivered to the Company a microfiche, a typed or printed list or other tangible evidence reasonably acceptable to the Company showing as of a date acceptable to the Company prior to such

     Effective Date the Obligors whose Receivables are to be transferred to the Company and the balance of the Receivables with respect to each such Obligor as of such date;

          (v) the Company shall have received reports of UCC-11 and other searches of the Originators with respect to the Receivables and the Related Property reflecting the absence of Liens thereon, except Liens created in connection with the sale by the Company of an interest in the Purchased Receivables and except for Liens as to which the Company has received UCC termination statements to be filed on or prior to such Effective Date; and

          (vi) the Company shall have received, with a counterpart for the Trustee, each Placement Agent and each Rating Agency, legal opinions of counsel satisfactory to the Trustee in each jurisdiction where the chief executive office of each Originator is located, which opinions shall be substantially in the form of Exhibit D.

          3.2 Conditions Precedent to All the Company's Purchases of Receivables. The obligation of the Company to pay an Originator for any Receivable and the Related Property with respect thereto on each Payment Date (including the Effective Date with respect to such Originator) shall be subject to the further conditions precedent, which may be waived by the Company, that on such Payment Date:

          (a) the following statements shall be true (and the acceptance by such Originator of the Purchase Price for any Receivables on any Payment Date shall constitute a representation and warranty by such Originator that on such Payment Date such statements are true):

               (i) the representations and warranties of such Originator contained in Sections 4.1 and 4.2 shall be true and correct in all material respects on and as of such Payment Date as though made on and as of such date, except insofar as such representations and warranties are expressly made only as of another date;

               (ii) no Purchase Termination Event or Potential Purchase Termination Event with respect to such Originator shall have occurred and be continuing;

               (iii) no Early Amortization Event or Potential Early Amortization Event shall have occurred and be continuing; and

               (iv) there has been no material adverse change since the date of this Agreement in the collectibility of the Receivables (other than due to a change in the creditworthiness of the Obligors):

          (b) the Company shall be satisfied that such Originator's systems, procedures and record keeping relating to the Purchased Receivables are in all material respects sufficient and satisfactory in order to permit the purchase and administration of the Purchased Receivables in accordance with the terms and intent of this Agreement;

          (c) the Company shall have received payment in full of all amounts for which payment is due from such Originator pursuant to subsection 2.5, 2.6,
     2.7 or 9.3;

          (d) the Company shall have received such other approvals, opinions or documents as the Company may reasonably request; and

          (e) such Originator shall have complied with all of its covenants in all material respects and satisfied all of its obligations in all material respects under this Agreement required to be complied with or satisfied as of such date;

provided, however, that the failure of any Originator to satisfy any of the foregoing conditions shall not prevent such Originator from subsequently selling Receivables upon satisfaction of all such conditions or exercising its rights under subsection 2.1(b).

          3.3 Conditions Precedent to Originators' Obligations. (a) The obligations of each Originator on the Effective Date with respect to such Originator shall be subject to the conditions precedent that such Originator shall have received on or before such Effective Date the following, each dated the Effective Date and in form and substance satisfactory to such Originator:

          (i) a copy of duly adopted resolutions of the Board of Directors of the Company authorizing this Agreement, the documents to be delivered by the Company hereunder and the transactions contemplated hereby, certified by the Secretary or Assistant Secretary of the Company; and

          (ii) a duly executed certificate of the Secretary or Assistant Secretary of the Company certifying the names and true signatures of the officers authorized on its behalf to sign this Agreement and the other documents to be delivered by it hereunder.

          (b) The obligations of each Originator on each Payment Date shall be subject to the condition precedent that no Early Amortization Event set forth in
Section 9.1 of the Pooling and Servicing Agreement shall have occurred and be continuing.

          3.4 Conditions Precedent to the Addition of an Originator or a White Swan Division. No subsidiary of US Foodservice, Inc. or division of White Swan approved by the Company as an Additional Originator or an Additional White Swan Division, respectively, pursuant to subsection 9.14 shall be added as an Originator or a White Swan Division hereunder unless the conditions set forth below shall have bean satisfied on or before the date designated for the addition of such Originator or such White Swan Division (the "Addition Date"):

          (i) the Company shall have received an Additional Originator Supplement duly executed and delivered by such Originator (or, in the case of such White Swan Division, White Swan);

          (ii) the Company shall have received copies of duly adopted resolutions of the Board of Directors of such Originator (or, in the case of such White Swan Division, of White Swan) as in effect on the related Addition Date and in form and substance reasonably satisfactory to the Company, authorizing this Agreement, the documents to be delivered by such party hereunder and the transactions contemplated hereby, certified by the Secretary or Assistant Secretary of such party;

          (iii) the Company shall have received duly executed certificates of the Secretary or an Assistant Secretary of such Originator (or in the case of such White Swan Division, of White Swan) dated the related Addition Date and in form and substance reasonably satisfactory to the Company, certifying the names and true signatures of the officers authorized on behalf of such party to sign the Additional Originator Supplement or any instruments or documents in connection with this Agreement;

          (iv) a Lockbox Account with respect to Receivables to be sold by such Originator or such White Swan Division shall have been established and such Originator shall have entered into a Lockbox Agreement with respect to such Lockbox Account;

          (v) such Originator (or, in the case of such White Swan Division, White Swan) shall have filed and recorded, at its own expense, UCC-1 financing statements with respect to its Receivables and Related Property in such manner and in such jurisdictions as are necessary or desirable to perfect the Company's ownership interest therein under the UCC and delivered evidence of such filings to the Company on or prior to the related Addition Date; and all other action necessary or desirable, in the opinion of the Company, to perfect the Company's ownership of such Receivables shall have been duly taken;

          (vi) such Originator (or, in the case of such White Swan Division, White Swan) shall have delivered to the Company a microfiche, a typed or printed list or other tangible evidence reasonably acceptable to the Company showing as of a date acceptable to the Company prior to the related Addition Date the Obligors whose Receivables are to be transferred to the Company and the balance of the Receivables with respect to each such Obligor as of such date;

          (vii) the Company shall have received reports of UCC-11 and other searches of such Originator (or, in the case of such White Swan Division, White Swan) with respect to its Receivables and Related Property reflecting the absence of Liens thereon, except Liens created in connection with the sale by the Company of an interest in the Purchased Receivables and except for Liens as to which the Company has received UCC termination statements to be filed on or prior to the related Addition Date;

          (viii) the Company shall have received legal opinions of outside legal counsel, not unacceptable to the Company with respect to the opinions in the following clauses (A) and (B), on behalf of such Originator as to (A) the "true sale" nature of the sale of its Receivables hereunder, (B) substantive consolidation issues between such party and US Foodservice Inc. on the one hand and the Company on the other hand and (C) general corporate matters of such party (including, without limitation, an opinion as to the perfection and priority of the Company's ownership of or security interest in the Receivables), all in form and substance reasonably satisfactory to the Company; and

          (ix) the Company shall have received evidence that the Rating Agency Condition under the Pooling and Servicing Agreement shall have been satisfied.

                                 ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

          4.1 Representations and Warranties of the Originators Relating to the Originators. Each Originator hereby represents and warrants to the Company on the date hereof, on the Effective Date with respect to such Originator and on each Payment Date that:

          (a) Organization and Good Standing. Such Originator is a corporation duly organized, validly existing and in good standing under the applicable laws of the jurisdiction of its incorporation, and has, in all material respects, full corporate power, authority and legal right to own its properties and conduct its servicing business as such properties are presently owned and as such business is presently conducted, and to execute, deliver and perform its obligations under this Agreement and the Sale Documents.

          (b) Due Qualification. Such Originator is duly qualified to do business and is in good standing as a foreign corporation (or is exempt from such requirements) and has obtained all necessary licenses and approvals in each jurisdiction in which the conduct of its business requires such qualification except where the failure to so qualify or obtain licenses or approvals would not have a Material Adverse Effect.

          (c) Due Authorization. The execution, delivery, and performance of this Agreement and the Sale Documents has been duly authorized by all necessary corporate action on the part of such Originator. This Agreement and each of the Sale Documents to which it is a party have been duly executed and delivered by such Originator.

          (d) Binding Obligation. This Agreement and the Sale Documents constitute the legal, valid and binding obligations of such Originator, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect, affecting the enforcement of creditors' rights and except as such enforceability.may be limited by general principles of equity (whether considered in a proceeding at law or in equity).

          (e) No Violation or Conflict. The execution and delivery of this Agreement and the Sale Documents by such Originator, the performance of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof applicable to such Originator will not conflict with, violate, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under, any Requirement of Law applicable to such Originator or any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which such Originator is a party or by which it is bound.

          (f) No Proceedings. There are no proceedings or, to the best knowledge of such Originator, investigations, pending or threatened against such Originator before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any Sale Documents, seeking any determination or ruling that, in the reasonable judgment of such Originator, would materially and adversely affect the performance by such Originator of its obligations under this Agreement or any Sale Document, or seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or any Sale Document.

          (g) Compliance with Requirements of Law. Such Originator shall duly satisfy all obligations on its part to be fulfilled under or in connection with the Receivables, will maintain in effect all qualifications required under Requirements of Law in order to permit the origination of the Receivables and will comply in all material respects with all Requirements of Law in connection with such origination of the Receivables the failure to comply with which would have a Material Adverse Effect.

          (h) Taxes. Each of the following statements is true, except to the extent that the potential liability to such Originator as a result of the circumstances causing any such statement to be untrue would not be reasonably likely to have a Material Adverse Effect: Except as set forth on schedule 4, it has filed or caused to be filed all tax returns which are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on its books); no tax Lien has been filed, and, to the best knowledge of such Originator, no claim is being asserted, with respect to any such tax, fee or other charge.

          (i) Ownership. All its issued and outstanding capital stock is owned, directly or indirectly, by US Foodservice Inc.

          (j) Accuracy and Completeness of Information. No representation or warranty made (or deemed to be made) by it in this Agreement, the other Sale Documents or in any certificate or other document or written statement furnished to the Company by or on behalf of such Originator pursuant to the terms of any of the Sale Documents contains, as of the date when made, any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made, except to the extent that such untrue statement or omission was subsequently corrected in a written statement delivered to the Company prior to the date not later than three Business Days prior to the Effective Date with respect to such Originator. As of the Effective Date with respect to such Originator, no fact is known to it which has or in the future would be reasonably likely to have a Material Adverse Effect and which has not been disclosed herein (including the schedules hereto) or in any of the agreements, materials, documents, certificates or written statements referred to above or otherwise disclosed in writing to the Company prior to the date not later than three Business Days prior to such Effective Date.

          (k) Solvency. The Master Servicer and its subsidiaries taken as a whole were, after giving effect to the transactions contemplated to occur on or prior to such Effective Date, Solvent.

          (l) ERISA. Each of the following statements is true, except where the amount involved in any untrue statement, either individually or in the aggregate, would not be reasonably likely to result in any liability having a Material Adverse Effect: Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Neither it nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither it nor any Commonly Controlled Entity would become subject to any liability under ERISA if it or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. To its best knowledge, no such Multiemployer Plan is in Reorganization or Insolvent. The present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of it and each Commonly Controlled Entity for post-retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits by an amount which would be reasonably likely to result in a liability having a Material Adverse Effect.

          (m) Indebtedness to Company. Immediately prior to consummation of the transactions contemplated hereby on such Effective Date, it had no outstanding Indebtedness to the Company.

          (n) Lockboxes. Set forth in Schedule 2 is a complete and accurate description as of such Effective Date of each Lockbox Account currently maintained by such Originator. Each of the Lockbox Agreements, once entered into, continues to be the legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors' rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

          (o) Filings. On or prior to such Effective Date, all filings and other acts necessary or advisable (including but not limited to all filings and other acts necessary or advisable under the Uniform Commercial Code of each relevant jurisdiction) have been made.or performed in order to grant the Company a first priority perfected ownership interest in respect of all Receivables originated by such Originator.

          (p) Receivables Documents. Upon the delivery, if any, by such Originator to the Company of licenses, rights, computer programs, related materials, computer tapes, disks, cassettes and data relating to the administration of the Purchased Receivables pursuant to subsection 5.14(d)(5), the Company shall have been furnished with all materials and data necessary to permit immediate collection of the Purchased Receivables without the participation of any Originator in such collection.

          (q) Location of Chief Executive Offices. The chief executive office and principal place of business of such Originator is listed opposite its name on Schedule 1, which office is the place where such Person is "located" for the purposes of Section 9-103(3)(d) of the Uniform Commercial Code of the State of New York, and the offices of such Originator where such Originator keeps its records concerning the Receivables are also listed in said Schedule opposite its name and there have been no other such locations in respect of such Originator during the prior four months.

          (r) Pooling and Servicing Representations and Warranties. Each and every respective representation and warranty contained in the Pooling and Servicing Agreement and the other Related Documents (other than this Agreement) with respect to such Originator is true and correct in all material respects.

          (s) Tradenames, etc. Except as set forth in Schedule 5, during the six years preceding the date hereof such Originator has not been known by any legal name other than its corporate name, except to the extent permitted otherwise pursuant to Section 6.4. Such Originator uses no trade names other than its actual corporate name and the trade names set forth in
     Schedule 5.

          (t) Valid Business Reasons; Ability to Perform. Such Originator has valid and appropriate business reasons for entering into this Agreement and performing its obligations hereunder in respect of the sale of its Receivables rather than arranging for a loan or other borrowing which would be secured by such Receivables. Since such Effective Date, there has been no material adverse change in the ability of such Originator to perform its obligations under this Agreement and the transactions contemplated hereby.

          4.2 Representations and Warranties of the Originators Relating to the Agreement and the Receivables. Each Originator hereby represents and warrants to the Company on the date hereof, on the Effective Date with respect to such Originator and on each Payment Date that with respect to the Receivables being paid for as of such date:

          (a) The microfiche, printed or typed list or computer file delivered pursuant to subsection 3.1(b)(iv) is an accurate and complete listing in all material respects of all its Receivables as of October 26, 1994 and the information contained therein with respect to the identity of such Receivables is true and correct in all material respects as of such date.

          (b) Each Receivable sold by it hereunder and designated on any Originator Daily Report to be an Eligible Receivable will be, at its respective Payment Date, an Eligible Receivable. The aggregate outstanding Face Amount of Eligible Receivables sold by it on any Payment Date is correctly set forth on the Originator Daily Report with respect to such Originator and with respect to such Payment Date.

          (c) Other than with respect to Receivables which such Originator states in writing (in the applicable Originator Daily Report or otherwise) are not Eligible Receivables on such date, immediately prior to the transfer hereunder such Originator is the sole legal and beneficial owner of its Receivables with good title thereto, free and clear of any adverse claims, and upon the sale of each Receivable of such Originator, the Company will become the sole legal and beneficial owner of such Receivable, free and clear of any Liens (except for Liens granted by such Originator in favor of the Company and the interest in such Purchased Receivables sold and the security interest therein granted by the Company to other Persons and except for Permitted Liens), and no effective financing statement or other instrument similar in effect covering all or any part of such Purchased Receivable, Related Property or Collections with respect thereto will at such time be on file against such Originator in any filing or recording office except such as have been filed in favor of the Company in accordance with this Agreement.

                                 ARTICLE V

                             AFFIRMATIVE COVENANTS

          Each Originator hereby agrees that, so long as there are any amounts outstanding with respect to Purchased Receivables previously sold by such Originator to the Company or until an Early Termination with respect to such Originator, whichever is later, such Originator shall:

          5.1 Certificates; Other Information. Furnish to the Company (and, in the case of subsection 5.1(a), to each Rating Agency, and, in the case of subsection 5.1(c), to the Master Servicer):

          (a) not later than 120 days after the end of each fiscal year and not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year, a certificate of a Responsible Officer of such Originator stating that, to the best of such Officer's knowledge, such Originator during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in the Sale Documents to which it is a party to be observed, performed or satisfied by it, and that such Officer has obtained no knowledge of any Purchase Termination Event or Potential Purchase Termination Event except as specified in such certificate;

          (b) promptly, such additional financial and other information as the Company may from time to time reasonably request; and

          (c) on each Business Day, a written report (each, an "Originator Daily Report") with respect to the Receivables originated by such Originator and sold to the Company since the date of the its previous Report, which Report shall contain such information as the Master Servicer shall need or otherwise request in order to complete its Daily Report.

          5.2 Compliance with Laws, etc. Comply in all material respects with all Requirements of Law applicable to the Purchased Receivables; provided, however, that each of the Originators may contest any act, regulation, order, decree or direction in any reasonable manner which shall not materially adversely affect the rights of the Company in the Purchased Receivables or the collectibility or validity thereof. Each Originator will comply, in all material respects, with its obligations under contracts with Obligors relating to the Purchased Receivables except to the extent such compliance would result in a violation of a Requirement of Law.

          5.3 Preservation of Corporate Existence. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and maintain such legal existence separate from that of the Company, provided that any Originator may be merged or consolidated with or into any other Originator or US Foodservice Inc. or any subsidiary of US Foodservice, Inc. other than the Company (so long as such subsidiary becomes an Originator hereunder in accordance with subsection 3.4).

          5.4 Visitation Rights. At any reasonable time during normal business hours and from time to time permit (i) the Company, or any of its agents or representatives, (A) to examine and make copies of and abstracts from the records, books of account and documents (including computer tapes and disks) of each Originator relating to the Purchased Receivables hereunder and (B) following the termination of the appointment of US Foodservice Inc. as Master Servicer or of such Originator as Servicer with respect to the Purchased Receivables, to be present at the offices and properties of such Originator to administer and control the Collection of the Purchased Receivables and (ii) the Company, or any of its agents or representatives, to visit the properties of such Originator for the purpose of examining such records, books of account and documents, and to discuss the affairs, finances and accounts of such Originator relating to the Purchased Receivables or such Originator's performance hereunder with any of its officers or directors and with its independent certified public accountants.

          5.5 Keeping of Records and Books of Account. Maintain and implement, or cause to be maintained or implemented, administrative and operating procedures reasonably necessary or advisable for the collection of amounts owing on all Purchased Receivables, and, until any delivery to the Company, keep and maintain, or cause to be kept and maintained, all documents, books, records and other information reasonably necessary or advisable for the collection of amounts owing on all such Purchased Receivables and the Related Property with respect thereto.

          5.6 Location of Records. Keep its chief place of business and chief executive office, and the offices where it keeps the records concerning the Purchased Receivables (and all original documents relating thereto) at the locations referred to for it on Schedule 1 hereto or upon 20 days' prior written notice to the Company, at such other locations in a jurisdiction where all action required by Section 5.14(a) shall have been taken and, completed and be in full force and effect.

          5.7 Computer Files. At its own cost and expense, retain the ledger used by such Originator as a master record of the Obligors and retain copies of all documents relating to each Obligor as custodian and agent for the Company and other Persons with interests in the Purchased Receivables and mark the computer tape or other physical records of the Purchased Receivables to the effect that interests in the Purchased Receivables existing with respect to the Obligors listed thereon have been sold to the Company and that the Company has sold an interest therein and has granted a security interest in the Company's retained interest therein.

          5.8 Policies. Perform its obligations in accordance with and comply in all material respects with the Policies and will not change or modify the Policies in any material respect, except (i) if such changes are necessary under any Requirement of Law or (ii) if such change or modification could not reasonably be expected to have a material adverse effect on the interests of the Company in the Receivables; provided, that material changes to the Policies shall include, without limitation, changes to the timing of Write-Offs of Receivables and changes to the creditworthiness criteria used in determining whether to extend credit to a Person and in determining the amount of such credit to extend.

          5.9 Collections. Direct any Obligor which currently pays its Receivables by checks mailed to such Originator to make future payments in respect of Receivables to a Lockbox Account or by wire transfer to a Lockbox Account or to the Collection Account unless, in the judgment of such Originator, such request would be detrimental to its ongoing relationship with such Obligor.

          5.10 Lockbox Agreements; Lockbox Accounts. Within 60 days of the first Effective Date (in the case of the Initial Originators) and as of the related Effective Date (in the case of the New Originators),

          (a) if such Originator has not established a Lockbox Account on such Effective Date, it shall establish one and enter into a Lockbox Agreement with respect thereto;

          (b) if such Originator shall not have entered into a Lockbox Agreement with respect to any existing Lockbox Account on such Effective Date, it shall enter into such a Lockbox Agreement.

          5.11 Furnishing Copies, etc.  Furnish to the Company:

          (a) promptly upon obtaining knowledge of the occurrence of any Purchase Termination Event or Potential Purchase Termination Event, written notice thereof;

          (b) promptly following request therefor, such other information, documents, records or reports with respect to the Purchased Receivables of the applicable Originator, as the Company may from time to time reasonably request;

          (c) immediately after the occurrence thereof, written notice of any event of default or default under any other Sale Document; and

          (d) promptly upon determining that any Purchased Receivables designated as Eligible Receivables on the applicable Daily Report were not Eligible Receivables as of the date provided therefor, written notice of such determination.

          5.12 Obligations with Respect to Obligors and Receivables. Take all actions on its part reasonably necessary to maintain in full force and effect its material rights under all contracts relating to the Purchased Receivables.

          5.13 Responsibilities of the Originators. Notwithstanding anything herein to the contrary, (i) each Originator shall perform all its obligations under the Policies related to the Purchased Receivables to the same extent as if such Purchased Receivables had not been transferred to the Company hereunder,
(ii) the exercise by the Company of any of its rights hereunder shall not relieve any Originator of its obligations with respect to such Purchased Receivables and (iii) except as provided by law, the Company shall not have any obligation or liability with respect to any Purchased Receivables, nor shall the Company be obligated to perform any of the obligations or duties of any Originator thereunder.

          5.14 Further Action.  In addition to the foregoing:

          (a) Each Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable in such Originator's reasonable judgment or that the Company may reasonably request, in order to protect or more fully evidence the Company's right, title and interest in the Purchased Receivables, or to enable the Company to exercise or enforce any of its rights in respect thereof. Without limiting the generality of the foregoing, each Originator will upon the request of the Company (A) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or, in the opinion of the Company, advisable to maintain a first priority ownership or first priority perfected security interest in the Receivables in favor of the Company, (B) indicate on its books and records that the Purchased Receivables have been purchased by the Company, and provide to the Company, upon request, copies of any such records, and (C) obtain the agreement of any Person having a Lien on any Receivables owned by any Originator (other than any Lien created or imposed hereunder or under the Receivables Purchase Agreement or any Lien expressly permitted pursuant to subsection 6.1) to release such Lien upon the purchase of any such Receivables by the Company.

          (b) Each Originator hereby irrevocably authorizes the Company to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Purchased Receivables sold and the Related Property or to be sold by such Originator without the signature of such Originator.

          (c) If any Originator fails to perform any of its agreements or obligations under this Agreement, the Company may (but shall not be required to) perform, or cause performance of, such agreements or obligations, and the expenses of the Company incurred in connection therewith shall be payable by such Originator as provided in Section 9.3.

          (d) Each Originator agrees that, whether or not a Purchase Termination Event has occurred:

               (1) the Company (and its assignees) shall have the right at any time to notify, or require that any Originator at such Originator's expense notify, the respective Obligors of the Company's ownership of the Purchased Receivables and may direct that payment of all amounts due or to become due under the Purchased Receivables be made directly to the Company or its designee;

               (2) the Company (and its assignees) shall have the right to (x) sue for collection on any Purchased Receivables or (y) sell any Purchased Receivables to any Person for a price that is acceptable to the Company. If required by the terms of Sections 9-504 or 9-505 of the UCC, the Company (and its assignees) may offer to sell any Purchased Receivable to any Person, together, at its option, with all other Purchased

          Receivables created by the Obligor. Any such Purchased Receivable shall cease to be a Receivable for all purposes under this Agreement as of the effective date of such sale;

               (3) each Originator shall, upon the Company's request and at such Originator's expense, (x) assemble all such Originator's documents, instruments and other records (including credit files and computer tapes or disks) that (1) evidence or will evidence or record Receivables sold by such Originator and (2) are otherwise necessary or desirable to effect Collections of such Purchased Receivables (collectively, the "Documents") and (y) deliver the Documents to the Company or its designee at a place designated by the Company. In recognition of each Originator's need to have access to any Documents which may be transferred to the Company hereunder, whether as a result of its continuing business relationship with the Obligors for Receivables purchased hereunder or as a result of its responsibilities as Servicer, the Company hereby grants to the applicable Originator a license to access the Documents transferred by such Originator to the Company and to access any such transferred computer software in connection with any activity arising in the ordinary course of such Originator's business or in performance of such Originator's duties as Servicer, provided that such Originator shall not disrupt or otherwise interfere with the Company's use of and access to the Documents and its computer software during such license period;

               (4) each Originator hereby irrevocably authorizes the Company or its designee to take any and all steps in such Originator's name necessary or desirable, in the reasonable opinion of the Company, to collect all amounts due under the Purchased Receivables, including endorsing such Originator's name on checks and other instruments representing Collections, enforcing the Purchased Receivables and exercising all rights and remedies in respect thereof; and

               (5) upon request of the Company, each Originator will (x) deliver to the Company or a party designated by the Company all licenses, rights, computer programs, related material, computer tapes, disks, cassettes and data necessary to the immediate collection of the Purchased Receivables by the Company, with or without the participation of any Originator and (y) make such arrangements with respect to the collection of the

          Purchased Receivables as may be reasonably required by the Company.


                                   ARTICLE VI

                               NEGATIVE COVENANTS

          Each Originator hereby agrees that, so long as there are any amounts outstanding with respect to Purchased Receivables previously sold by such Originator to the Company or until an Early Termination with respect to such Originator, whichever is later, such Originator shall not, directly or indirectly:

          6.1 Liens. Except as otherwise herein provided, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien upon or with respect to, any Receivables or Related Property, or assign any right to receive proceeds in respect thereof except for Liens created or imposed hereunder or under the Related Documents and except for Permitted Liens.

          6.2 Extension or Amendment of Receivables. Extend, make any Adjustment to, rescind, cancel, amend or otherwise modify, or attempt or purport to extend, amend or otherwise modify, the terms of any Purchased Receivables, except (i) in accordance with the terms of the Policies, (ii) as required by any Requirement of Law, (iii) in the case of Adjustments, upon making an Adjustment Payment pursuant to subsection 2.5, or (iv) to the extent that such modification could not reasonably be expected to have a materially adverse effect on the Company's interest in the Receivables, provided that the applicable Servicer may cause Receivables to become Write-Offs.

          6.3 Chance in Payment Instructions to Obligors. Instruct any Obligor of any Purchased Receivables to make any payments with respect to any Receivables other than in accordance with subsection 5.9.

          6.4 Change in Name. Change its name, identity or corporate structure in any manner which would or might make any financing statement or continuation statement relating to this Agreement seriously misleading within the meaning of
Section 9-402(7) of the UCC without (i) 20 days' prior written notice to the Company and the Trustee and (ii) filing all necessary amended or new financing statements.

          6.5 Modification of Ledger. Delete or otherwise modify the marking on the ledger referred to in Section 5.7.

          6.6 Accounting of Purchases. Prepare any financial statements which shall account for the transactions contemplated hereby (other than capital contributions, the Subordinated Note and the Parent Note) in any manner other than as sales of the Purchased Receivables by such Originator to the Company or in any other respect account for or treat the transactions contemplated hereby (including for accounting purposes and, where taxes are not consolidated, for tax reporting purposes, except as required by law) (other than capital contributions, the Subordinated Note and the Parent Note) in any manner other than as sales of the Purchased Receivables by such Originator to the company.

          6.7 Chattel Paper. Take any action to cause any Eligible Receivable to be evidenced by any instrument (other than an instrument which constitutes chattel paper) (each as defined in the Uniform Commercial Code as in effect in the state of New York) except in connection with the enforcement or collection of a Receivable.

          6.8 Ineligible Receivables. Without the prior written approval of the Company, take any action to cause, or which would permit, an Eligible Receivable to cease to be an Eligible Receivable, except as otherwise expressly provided by this Agreement.


                                  ARTICLE VII

                          PURCHASE TERMINATION EVENTS

          If, with respect to any Originator, any of the following events (herein called "Purchase Termination Events") shall have occurred and be continuing:

          (a) such Originator shall fail (i) to pay any amount due pursuant to subsection 2.5, 2.6 or 2.7 in accordance with the provisions thereof and such failure shall continue unremedied for a period of five Business Days from the earlier of (A) the date any officer of such Originator obtains knowledge of such default and (B) the date such Originator receives notice of such default from the Company or (ii) to pay any other amount required to be paid by such Originator hereunder within two Business Days of the date when due; or

          (b) such Originator shall fail to observe or perform in any material respect any covenant or agreement applicable to it contained herein (other than as specified in paragraph (a) of this Article VII), provided that no such failure shall constitute a Purchase Termination Event under this paragraph (b) unless such default shall continue unremedied for a period of 30 days from the earlier of (A) the date any officer of such Originator obtains knowledge of such default and (B) the date such Originator receives notice of such default from the Company; or

          (c) any representation, warranty, certification or statement made or deemed made by such Originator in this Agreement or in any statement, record, certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made, provided, that a Purchase Termination Event shall not be deemed to have occurred under this paragraph (c) based upon a breach of any representation or warranty set forth in subsection 4.1 or 4.2 if the Originators shall have complied with the provisions of subsection 2.6 or 2.7, as the case may be, in respect thereof; or

          (d) (i) such Originator shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or any Originator shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Originator any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Originator or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 such days from the entry thereof; or (iv) any Originator or any of its respective Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Originator shall admit in writing its inability to pay its debts as they become due; or

          (e) there shall have occurred an Early Amortization Event under the Pooling and Servicing Agreement or any related Supplement;

then, (x) if such event is a Purchase Termination Event described in paragraph
(d) or (e) above, automatically the obligation of the Company to purchase Receivables from such Originator shall thereupon terminate without notice of any kind, which is hereby waived by the Originators, (y) if such event is any other Purchase Termination Event, so long as such Purchase Termination Event shall be continuing, the Company may by notice to such Originator terminate its obligation to purchase Receivables from such Originator; (z) if such event is a Purchase Termination Event with respect to any Significant Originator, so long as such Purchase Termination Event is continuing, the Company may by notice to the Originator terminate its obligation to purchase Receivables from any Originator (any termination pursuant to clause (x), (y) or (z) of this Article VII which affects an Originator is herein called an "Early Termination" with respect to such Originator).


                                  ARTICLE VIII

                       THE SUBORDINATED NOTE; PARENT NOTE

          8.1 Subordinated Note. On the first Effective Date, the Company shall issue to the Originators a subordinated note substantially in the form of Exhibit A (the "Subordinated Note"). The aggregate principal amount of the Subordinated Note at any time shall be equal to the difference between (a) the aggregate principal amount on the issuance thereof and each addition to the principal amount of such Subordinated Note with respect to each Originator pursuant to the terms of Section 2.3 minus (b) the aggregate amount of all payments made in respect of the principal of such Subordinated Note. All payments made in respect of the Subordinated Note shall be allocated among the Originators by the Master Servicer. Each Originator's interest in the Subordinated Note shall equal the sum of each addition thereto allocated to such Originator pursuant to subsection 2.3(c) less the sum of each repayment thereof allocated to such Originator. Interest on the principal amount of the Subordinated Note shall accrue on the last day of each fiscal month of the Originators at the Base Rate plus 2% from and including the first Effective Date and shall be paid on each Distribution Date with respect to amounts accrued and not paid as of the last day of the preceding Accrual Period and/or the maturity date thereof. Principal not prepaid pursuant to the terms hereof and of the other Sale Documents shall be payable on the maturity date thereof. Default in the payment of principal or interest under the Subordinated Note shall not constitute a default or event of default or a Purchase Termination Event hereunder or an Early Amortization Event under the Pooling and Servicing Agreement.

          8.2 Restrictions on Transfer of Subordinated Note. Neither the Subordinated Note, nor any right of any Originator to receive payments thereunder, shall be assigned, transferred, exchanged, pledged, hypothecated, participated or otherwise conveyed; provided, however, that any Originator may pledge its rights to receive payments under the Subordinated Note to the lenders under the Credit Agreement subject to the conditions that the Collateral Agent and any present or future holder of such note agrees, in its capacity as such to be bound by all the terms and conditions of this Agreement, including without limitation, Section 9.16 hereof.

          8.3 Parent Note. On the first Effective Date, the Company shall issue to US Foodservice Inc. a subordinated note substantially in the form of Exhibit B (the "Parent Note"). The aggregate principal amount of the Parent Note at any time shall be equal to the difference between (a) the aggregate principal amount of each loan by US Foodservice Inc. to the Company in connection with the payment of any Purchase Price pursuant to Section 2.3 minus
(b) the aggregate amount of all payments made in respect of the principal of such Parent Note. Interest on the principal amount of the Parent Note shall accrue on the last day of each fiscal month of the Originators at the Base Rate plus 2% from and including the first Effective Date and shall be paid on each Distribution Date with respect to amounts accrued and not paid as of the last day of the preceding Accrual Period and/or the maturity date thereof. Principal not prepaid pursuant to the terms hereof and of the other Sale Documents shall be payable on the maturity date thereof. Default in the payment of principal or interest under the Parent Note shall not constitute a default or event of default or a Purchase Termination Event hereunder or an Early Amortization Event under the Pooling and Servicing Agreement.

          8.4 Restrictions on Transfer of Parent Note. Neither the Parent Note, nor any right of US Foodservice Inc. to receive payments thereunder, shall be assigned, transferred, exchanged, pledged, hypothecated, participated or otherwise conveyed; provided, however, that US Foodservice Inc. may pledge its rights to receive payments under the Parent Note to the lenders under the Credit Agreement subject to the conditions that the Collateral Agent and any present or future holder of such note agrees to be bound by all the terms and conditions of this Agreement, including without limitation, Section 9.16 hereof.

                                  ARTICLE IX

                                 MISCELLANEOUS

          9.1 Further Assurances. (a) Each Originator agrees, from time to time, to do and perform any and all acts and to execute any and all further instruments reasonably required or requested by the Company more fully to effect the purposes of this Agreement and the sales of the Receivables hereunder, including, without limitation, the execution of any financing statements or continuation statements relating to the Receivables for filing under the provisions of the Uniform Commercial Code, or any similar law, of any applicable jurisdiction.

          (b) From time to time at the request of an Originator, the Company shall deliver to such Originator such documents, assignments, releases and instruments of termination as such Originator may reasonably request to evidence the reconveyance by the Company to such Originator of a Receivable pursuant to the terms of Section 2.1(b), 2.6 or 2.7, provided that the Company shall have been paid all amounts due thereunder; and the Company and the Master Servicer shall take such action as such Originator may reasonably request, at the expense of such Originator, to assure that any such Receivable, the Related Property with respect thereto and the proceeds thereof do not remain commingled with Collections hereunder.

          9.2 Payments. Each cash payment to be made by any of the Company or the Originators hereunder shall be made on the required payment date in Dollars and in immediately available funds at the office of the payee set forth on Schedule l or to such other office as may be specified by either party in a notice to the other party hereto.

          9.3 Costs and Expenses. The Originators, jointly and severally, agree (a) to pay or reimburse the Company for all its out-of-pocket costs and expenses incurred in connection with the preparation and execution of, and any amendment, supplement or modification to, this Agreement, the other Sale Documents and any other documents prepared in connection herewith and therewith and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, all fees and disbursements of counsel, (b) to pay or reimburse the Company for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement and any of the other Related Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Company, (c) to pay, indemnify, and hold the Company harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement and any such other documents and (d) to pay, indemnify, and hold the Company harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (i) which may at any time be imposed on, incurred by or asserted against the Company in any way relating to or arising out of this Agreement or the transactions contemplated hereby or in connection herewith or any action taken or omitted by the Company under or in connection with any of the foregoing (all such other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements being herein called "Indemnified Liabilities") or (ii) which would not have been imposed on, incurred by or asserted against the Company but for its having purchased the Receivables hereunder, provided, that the Originators shall have no obligation under this subsection 9.3 to the Company with respect to Indemnified Liabilities arising from (i) the gross negligence or willful misconduct of the Company, its agents or assignees, (ii) any action taken, or omitted to be taken, by a Servicer which is not an Affiliate of the Originators, (iii) any Eligible Receivable which becomes a Write-Off as a result of non-payment by the Obligor with respect thereto or (iv) any action taken by the Trustee or the Company at the direction of the Trustee in collecting from an Obligor. The agreements in this subsection shall survive the collection of all Receivables, the termination of this Agreement and the payment of all amounts payable hereunder.

          9.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Originators and the Company and their respective successors (whether by merger, consolidation or otherwise) and assigns. Except as expressly permitted pursuant to Sections 8.2 and 8.4, each Originator agrees that it will not assign or transfer all or any portion of its rights or obligations hereunder without the prior written consent of the Company. The Originators acknowledge that the Company shall assign all of its rights hereunder to the Trustee. Each Originator consents to such assignment and agrees that the Trustee, the Agent and the Certificateholders, to the extent provided in the Pooling and Servicing Agreement, shall be entitled to enforce the terms of this Agreement and the rights (including, without limitation, the right to grant or withhold any consent or waiver) of the Company directly against such Originator, whether or not a Purchase Termination Event or a

Potential Purchase Termination Event has occurred. Each Originator further agrees that, in respect of its obligations hereunder, it will act at the direction of and in accordance with all requests and instructions from the Trustee until all amounts due to the Investor Certificateholders are paid in full. The Trustee, on behalf of the Investor Certificateholders, shall have the rights of a third-party beneficiary under this Agreement.

          9.5 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

          9.6 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Company, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.

          9.7 Amendments and Waivers. Neither this Agreement nor any terms hereof may be amended, supplemented or modified except in a writing signed by the Company and any affected Originator.

          9.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          9.9 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Company and US Foodservice Inc., and as set forth on Schedule 1 hereof in the case of the Originators, or to such other address as may be hereafter notified by the respective parties hereto:

          The Company:           USFAR INC.
                                 1065 Highway 315 - Suite 407
                                 Wilkes Barre, PA 18702-6980

                                 Attention:  Kenneth B. Kozel
                                 Telecopy:   (717) 822-4187

          The Master Servicer:   US Foodservice Inc.
                                 1065 Highway 315 - Suite 203
                                 Wilkes Barre, PA 18702-6980
                                 Attention:  David McAnally
                                 Telecopy:   (717) 822-0909

          9.10 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company.

          9.11 Construction of Agreement as Security Agreement. (a) The parties to this Agreement intend that the transactions contemplated hereby shall be, and shall be treated as, a purchase by the Company and a sale by the applicable Originator of the Purchased Receivables and Related Property with respect thereto and not as a lending transaction. If, however, notwithstanding the intent of the parties, such transactions are deemed to be loans, each Originator hereby grants to the Company a first priority perfected security interest in all of such Originator's right, title and interest in and to the Receivables and the Related Property now existing and hereafter created, all monies due or to become due and all amounts received with respect thereto, including, without limitation, Recoveries, and all "proceeds" (as defined in Section 9-306 of the UCC as in effect in the State of New York) thereof, to secure all such Originator's obligations hereunder.

          (b) This Agreement shall constitute a security agreement under applicable law.

          9.12 WAIVERS OF JURY TRIAL. THE ORIGINATORS AND THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

          9.13 Submission To Jurisdiction; Waivers. Each Originator and the Company hereby irrevocably and unconditionally:

          (a) submits itself and its property in any legal action or proceeding relating to this Agreement and the other Sale Documents to which it is a party, or for recognition and enforcement of any judgement in respect thereof, to the non-exclusive general jurisdiction of the

     Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the such Person at its address set forth in subsection 9.9 or at such other address of which the Company shall have been notified pursuant thereto;

          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

          9.14 Addition of Originators or White Swan Divisions. Subject to the terms and conditions hereof, from time to time one or more additional subsidiaries of US Foodservice Inc. may become Originators parties hereto (or one or more divisions of White Swan may become White Swan Divisions hereunder) (an "Additional Originator" or an "Additional White Swan Division", respectively). If any such subsidiary or division wishes to become an Additional Originator or an Additional White Swan Division, it shall submit a request to such effect in writing to the Company. The Company, in its sole and absolute discretion, may agree to or deny any such request, provided that, if the Company shall have failed to respond to any such request within 30 days after receipt thereof, such request shall be deemed to have been denied. If the Company shall have agreed to any such request, such subsidiary or division shall become an Originator party hereto or a White Swan Division hereunder, as the case may be, on the related Addition Date following satisfaction of the conditions set forth in subsection 3.4.

          9.15 Optional Termination of Originator or White Swan Division. (a) Any Originator may be terminated as an Originator hereunder on the date such Originator ceases to be a wholly owned direct or indirect subsidiary of US Foodservice Inc., provided that no Purchase Termination Event or Potential Purchase Termination Event has occurred and is continuing, or would result as a result thereof. From and after the date any such Originator ceases to be a wholly owned subsidiary of US Foodservice Inc.,
(x) the Company shall cease buying Receivables and Related Property from such Originator, and (y) such Originator shall have the option to repurchase all Purchased Receivables previously sold by such Originator to the Company for their original Purchase Price less Collections and Repurchase Payments with respect thereto. The consideration for such repurchase shall be (i) cash to the extent that the Company paid for such Purchased Receivables in cash or by netting pursuant to subsection 2.3(c)(i); and (ii) cancellation of indebtedness under the Subordinated Note to the extent that the Company paid for such Purchased Receivables by increasing the amount of the Subordinated Note. Each such Originator shall be released as an Originator party hereto for all purposes, shall cease to be a party hereto and shall be released from all liabilities hereunder on the date on which there are no amounts outstanding with respect to Purchased Receivables previously sold by such Originator to the Company, whether such amounts have been repurchased, collected or written off in accordance with the Policies. Prior to such date, such Originator shall be obligated to perform its servicing and other obligations hereunder and under the Related Documents with respect to Purchased Receivables previously sold by such Originator to the Company, including, without limitation, its obligation to deposit Collections into the appropriate Lockboxes. A terminated Originator shall have no obligation, other than pursuant to subsection 2.6, to repurchase Receivables previously sold by it to the Company.

          (b) Any White Swan Division may be terminated as a White Swan Division hereunder on the date on which (i) it ceases to be an operating division of White Swan or (ii) White Swan (or US Foodservice Inc. on behalf of White Swan) requests in writing that such White Swan Division shall cease to be a White Swan Division hereunder; provided that, in either case, no Purchase Termination Event or Potential Purchase Termination Event has occurred and is continuing, or would result as a result thereof. From and after the date any such White Swan Division ceases to be a White Swan Division hereunder, (x) the Company shall cease buying Receivables and Related Property originated by such White Swan Division, (y) such White Swan Division shall be released as a White Swan Division hereunder for all purposes (and shall be released from all liabilities arising hereunder) and (z) White Swan, on behalf of such White Swan Division, shall have the option to repurchase all Purchased Receivables generated by such White Swan Division which have been previously sold by White Swan to the Company for their original Purchase Price less Collections and Repurchase Payments with respect thereto. The consideration for such repurchase shall be
(i) cash to the extent that the Company paid for such Purchased Receivables in cash or by netting pursuant to subsection 2.3(c)(i); and (ii) cancellation of indebtedness under the Subordinated Note to the extent that the Company paid for such Purchased Receivables by increasing the amount of the Subordinated Note. Notwithstanding the foregoing, White Swan shall be obligated to perform its servicing and other obligations hereunder and under the Related Documents, on behalf of such terminated White Swan Division, until the date on which there are no amounts outstanding with respect to Purchased Receivables generated by such White Swan Division which have been previously sold by White Swan to the Company, whether such amounts have been repurchased, collected or written off in accordance with the Policies.

          9.16 No Bankruptcy Petition. Each Originator and US Foodservice Inc. and any present or future holder of the Subordinated Note or the Parent Note covenants and agrees that, prior to the date which is one year and one day after the date of termination of this Agreement pursuant to subsection 9.17, it will not institute against, or join any other Person in instituting against, the Company any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law.

          9.17 Termination. This Agreement will terminate at such time as (a) the Trust Termination Date shall have occurred and (b) all Receivables sold hereunder have been collected and the proceeds thereof turned over to the Company and all other amounts owing to the Company hereunder shall have been paid in full or, if Receivables sold hereunder have not been collected such Receivables have become Defaulted Receivables and the Company shall have completed its collection efforts in respect thereto; provided, however, that the indemnities of the Originators to the Company set forth in this Agreement shall survive such termination and provided further that the Company shall remain entitled to receive any Collections on Receivables sold hereunder which have become Defaulted Receivables after it shall have completed its collection efforts in respect thereof.

          9.18 Confidentiality. The Company agrees to keep confidential all non-public information provided to it by the Originators pursuant to this Agreement; provided that nothing herein shall prevent the Company from disclosing any such information (i) to the Trustee or the Agent, (ii) to any Investor Certificateholder or prospective Investor Certificateholder which receives such information having been made aware of the confidential nature thereof, (iii) to its employees, directors, agents, attorneys, accountants and other professional advisors, (iv) upon the request or demand of any Governmental Authority having jurisdiction over the Company (provided that notice of such request or demand shall be furnished to the affected Originator unless such notice is legally prohibited or such Governmental Authority requests that such notice not be furnished to such affected Originator), (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law (provided that notice of such order or requirement shall be furnished to the affected Originator unless such notice is legally prohibited or such court or Governmental Authority requests that such notice or requirement not be furnished to such affected Originator), (vi) which has been publicly disclosed other than in breach of this Agreement, or (vii) in connection with the collection of any Purchased Receivable or the exercise of any remedy hereunder or under the Pooling and Servicing Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the day and year first above written.

                                       USFAR INC.


                                       By: /s/
                                           -----------------------------------
                                           Title:

                                       US FOODSERVICE INC.


                                       By: /s/
                                           -----------------------------------
                                           Title:

                                       BIGGERS BROTHERS, INC.


                                       By: /s/
                                           -----------------------------------
                                           Title:

                                       WHITE SWAN, INC.


                                       By: /s/
                                           -----------------------------------
                                           Title:

                                       ROANOKE RESTAURANT SERVICE, INC.


                                       By: /s/
                                           -----------------------------------
                                           Title:

                                       F.H. BEVEVINO & COMPANY, INC.


                                       By: /s/
                                           -----------------------------------
                                           Title:

                                       KING'S FOODSERVICE, INC.


                                       By: /s/
                                           -----------------------------------
                                           Title:

                                   SCHEDULE 1
                                   ----------

                     LOCATIONS OF CHIEF EXECUTIVE OFFICES;
                         LOCATIONS OF BOOKS AND RECORDS
                         ------------------------------



                                                                    Location of              Offices Where Records are
           Originator              State of Incorporation     Chief Executive Office                   Kept
- ----------------------------------------------------------------------------------------------------------------------
Biggers Brothers, Inc.             Delaware                   920 Black Satchel Drive                  Same
                                                              Charlotte, North Carolina
                                                              28216
- ----------------------------------------------------------------------------------------------------------------------
White Swan, Inc. (including the    Delaware                   400 Fuller-Wise Road           400 Fuller-Wise Road
White Swan Mainframe                                          Euless, Texas 76039            Euless, Texas 76039
Divisions)                                                            or                     2923 Old Tampa Highway
                                                              1065 Highway 315               Lakeland, Florida 33803
                                                              Cross Creek Pointe             915 East 50th Street
                                                              Suite 203                      Lubbock, Texas 79404
                                                              Wilkes Barre, PA  18702-6980   1515 Big Town Boulevard
                                                                                             Mesquite, Texas 75149
                                                                                             5330 Fleming Court
                                                                                             Austin, Texas 78744
- ----------------------------------------------------------------------------------------------------------------------
Wm. E. Davis & Sons (division      Delaware                   400 Fuller-Wise Road           73 Northwest 122nd
of White Swan)                                                Euless, Texas 76039            Oklahoma City, Oklahoma
                                                                      or                     73114
                                                              1065 Highway 315
                                                              Cross Creek Pointe
                                                              Suite 203
                                                              Wilkes Barre, PA  18702-6980
- ----------------------------------------------------------------------------------------------------------------------
Standard Food Service (division    Delaware                   400 Fuller-Wise Road           2575 Virginia Avenue
of White Swan)                                                Euless, Texas 76039            Hurricane, West Virginia
                                                                      or                     25526
                                                              1065 Highway 315
                                                              Cross Creek Pointe
                                                              Suite 203
                                                              Wilkes Barre, PA  18702-6980
- ----------------------------------------------------------------------------------------------------------------------
F.H. Bevevino & Company, Inc.      Pennsylvania               13 Rutledge Drive              13 Rutledge Drive
                                                              Pittston, Pennsylvania  18640  Pittston, Pennsylvania
                                                                                             18640
- ----------------------------------------------------------------------------------------------------------------------
Roanoke Restaurant Service,        Virginia                   145 Hammit Avenue              145 Hammit Avenue
Inc.                                                          Salem, Virginia  24153         Salem, Virginia  24153
- ----------------------------------------------------------------------------------------------------------------------
King's Foodservice, Inc.           Kentucky                   269 Alcoa Drive                269 Alcoa Drive
                                                              Alcoa Center                   Alcoa Center
                                                              Alcoa, Tennessee  37701        Alcoa, Tennessee  37701
======================================================================================================================

                                   SCHEDULE 2
                                   ----------

                                   LOCKBOXES
                                   ---------



SERVICER               LOCKBOX BANK          LOCKBOX ACCOUNT   BOX NUMBER
- --------               ------------          ---------------   ----------
F.H. Bevevino &        PNC Bank, National    9004038219        7780-4205
Company, Inc.          Association

Biggers Brothers,      Nationsbank of North  000-000-521       65007
Inc.                   Carolina, NA          000-000-521       65129
                                             000-000-521       65331
                                             000-000-521       65535
                                             000-000-521       65115

King's Foodservice,    First Tennessee Bank  88-43-805         888039
Inc.

Roanoke Restaurant     First Union National  2050-0000-53924   85080
Service, Inc.          Bank of Virginia

White Swan, Inc.       Libert Bank & Trust   033-789-7         850112
                       Company of Oklahoma
                       City, NA

White Swan, Inc.       Medlantic National    204-10775         17415
                       Bank

White Swan, Inc.       NationsBank of        001-008-98-569    100531
                       Georgia, NA

White Swan, Inc.       One Valley Bank       100-100-2664      NA

White Swan, Inc.       Texas Commerce Bank   08805036785       910837
                                             07303016672       910243
                                             09920063814       684428


                                   SCHEDULE 3
                                   ----------
                             DISCOUNTED PERCENTAGE
                             ---------------------


The Discounted Percentage applicable to the Receivables purchased on any date from any Originator shall equal (a) until the date which is 90 days after the first Effective Date, 99.33% and (b) thereafter, the percentage obtained from the following formula:

          100% - (A + B + C + D)

all determined by the Company as of the related Payment Date,

Where

A = Adjusted Loss Reserve Percentage, which as of such Payment Date will equal the ratio obtained by dividing (a) Write-Offs (net of recoveries in respect of Write-Offs) with respect to such Originator during the six-fiscal-month period immediately preceding the Settlement Date most recently preceding such Payment Date by (b) two times the aggregate amount of Collections during the three-fiscal-month period immediately preceding the Settlement Date most recent to such Payment Date with respect to ReceivableS originated by such Originator.

B = Adjusted Yield Reserve Percentage, which as of such Payment Date will equal the amount obtained by dividing (a) the product of (i) 1.5, (ii) Days Sales Outstanding and (iii) the Adjusted Discount Rate by (b) 360.

C =  the Servicing Fee percentage divided by 360.
                                  ----------

D = Processing Expense Reserve Percentage, which will equal 1/2% and reflects the cost of the Company's overhead, including costs of processing the purchase of Receivables and other normal operating costs and a reasonable profit margin.

None of the elements of the above-referenced formula, in respect of any purchase of Receivables, will be adjusted following the related Payment Date.

"Adjusted Discount Rate" means as of such Payment Date the sum of (a) the weighted average of (i) the weighted average rate of interest payable to the Investor Certificateholders in respect of Series 1994-1 or any Subsequent Financing Party with respect to the outstanding Term Certificates and (ii) the rate of interest payable to the Originators with respect to the outstanding principal amount of the Subordinated Note and to US Foodservice Inc. in respect of the Parent Note in each case as such rates are in effect as at the end of the fiscal month immediately preceding the Settlement Date most recent to such Payment Date and (iii) an assumed return on the shareholders' equity in the Company at a rate to be determined from time to time by the Master Servicer and (b) the amount obtained by dividing (i) the aggregate amount of fees (other than the Servicing Fee) accrued with respect to the Pooling and Servicing Agreement during the fiscal month immediately preceding the Settlement Date most recent to such Payment Date by (ii) the average outstanding principal amount of the Receivables during such fiscal month.

With respect to each calculation set forth above with respect to a Settlement Date, such calculation as calculated on each Determination Date and included in the applicable Settlement Statement shall remain in effect from and including the related Settlement Date to but excluding the following Statement Date.

                                   SCHEDULE 4
                                   ----------

                                  TAX MATTERS
                                  -----------


                                      NONE

                                   SCHEDULE 5
                                   ----------

                            List of Tradenames, Etc.
                            -----------------------

                  [to be provided by USF for each Originator]